Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 397-8589

tberryman@medicalpropertiestrust.com

PAUL SPARKS ELECTED TO MEDICAL PROPERTIES TRUST’S

BOARD OF DIRECTORS

Birmingham, Ala., September 5, 2014 – Medical Properties Trust, Inc. (NYSE: MPW) has announced the election of D. Paul Sparks, Jr. to its board of directors. Sparks is the senior vice president of resource development for oil and gas exploration and production operations at Energen Corporation (NYSE:EGN).

During his 25-year career with Energen, including six as senior vice president of operations, Energen has grown from a small niche player in coalbed methane development in Alabama to one of the top independent oil and gas producers in the United States.

“We are delighted to have Paul join our board,” said Edward K. Aldag, Jr., Chairman, President and Chief Executive Officer of Medical Properties Trust. “His long experience in a growing public company with more than $5 billion in market capitalization will prove very valuable. Additionally, his election marks another step in our continuing efforts to lead the industry in good corporate governance.”

A native of Mississippi, Sparks earned a degree in petroleum engineering from Mississippi State University’s Bagley College of Engineering, which named him a “Distinguished Fellow” in 2005.

Sparks, who holds a patent in oil and gas technology, is chairman-elect of the New Mexico Oil and Gas Association, the largest state oil and gas trade group in the U.S. He also serves on the board of the Independent Petroleum Association of America and formerly served as an officer of the Society of Petroleum Engineers and an advisor to the Gas Research Institute.

Active in the Birmingham community, Sparks is a member of the Sunrise Rotary Club and the Downtown Exchange Club, as well as a past Chairman of Mountain Brook Athletics.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

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